EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TerraForm Power:

We consent to the use of our report dated May 27, 2014 with respect to the combined consolidated balance sheets of TerraForm Power (a solar energy generation asset business of SunEdison, Inc.) as of December 31, 2013 and 2012, and the related combined consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

July 7, 2014